July 31, 2006

VitalTrust Business Development Corp.
Board of Directors
P.O. Box 23412,
3000 Bayport Dr, Suite 910,
Tampa, FL 33623

RE: Resignation

Dear Mr. Chairman:

The undersigned, J. Ken Karegeannes, currently an executive of VitalTrust Business Development Corp, formerly KAIROS Holdings Inc., a Nevada corporation, submits this as my letter of resignation and I do therefore resign as the Vice President of Finance of the Company.

I am resigning due to the restriction of available time caused by my consulting practice. Additionally, the company, due to its restructuring, has not offered an employment contract that would compensate me for the time necessary to implement the policies needed to go forward as a business development corporation under the Investment Company Act of 1940. I have no disagreements with the Board, the auditors or any of the officers of the Company regarding accounting issues or any other aspect which would require disclosure.

I hereby consent to attachment of a conformed copy of this resignation to a Form 8K. Also, please advise on where you would like me to send the Company’s financial records.

Sincerely,

J. Ken Karegeannes, Vice President of Finance